Exhibit 12.1

DeMint Law, PLLC

Anthony N. DeMint

Managing Member

3753 Howard Hughes Parkway	Direct Dial:	(702) 714-0889
Second Floor, Suite 314	Cell:	(702) 232-4842
Las Vegas, Nevada 89169	email:	anthony@demintlaw.com

March 7, 2024

American Rebel Holdings, Inc.

909 18th Avenue South, Suite A

Nashville, Tennessee 37212

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing by you of an Offering Statement on Form 1-A (File No. 024-12357) (as amended, the “Offering Statement”) under the Securities Act of 1933, as amended (the “Act”) and Regulation A promulgated thereunder, with respect to the qualification of up to 2,666,666 shares of Series C Redeemable Convertible Preferred Stock (the “Series C Preferred”) of American Rebel Holdings, Inc., a Nevada corporation (the “Company”) at a price of $7.50 per share.

This opinion letter is being delivered in accordance with the requirements of Item 17 of Form 1-A under the Securities Act.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Offering Statement and the issuance of the Series C Preferred, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, including the rights and preferences of the Series C Preferred, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that (1) the Series C Preferred has been duly authorized by all necessary corporate action of the Company, and (2) when issued and sold by the Company against payment therefor pursuant to the terms of the subscription agreement, attached to the Offering Statement, the Series C Preferred will be validly issued, fully paid and non-assessable.

DeMint-American Rebel

Form 1-A Opinion and Consent

This opinion is limited to the laws of the State of Nevada, and applicable provisions of the Nevada Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the Nevada Revised Statutes and such provisions of the Nevada Constitution, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Offering Statement and is not to be used, circulated, quoted or relied upon for any other purpose except that purchasers of the Series C Preferred offered pursuant to the Offering Statement may rely on this opinion to the same extent as if it were addressed to them.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to any reference to the name of our firm in the Offering Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DeMint Law, PLLC
DeMint Law, PLLC